EXHIBIT 99


                                      ETHAN
                                      ALLEN
                                  NEWS RELEASE

For immediate release                   Contact:  Ed Schade
---------------------                             Ethan Allen Interiors Inc.
                                                  (203) 743-8294

                                ETHAN ALLEN INC.
                             ANNOUNCES REDEMPTION OF
                          8 3/4% SENIOR NOTES DUE 2001

DANBURY, CT, January 27, 1998 -- Ethan Allen Interiors Inc. (NYSE:ETH), today announced that its wholly owned subsidiary, Ethan Allen Inc., is calling all of its outstanding 8 3/4% Senior Notes Due 2001 for redemption on March 15, 1998. Each $1,000 principal amount of the Senior Notes will be redeemed for $1,058.33 in cash, which includes a redemption premium of $14.58 and accrued interest of $43.75. Approximately $52.4 million principal amount of the Senior Notes is presently outstanding.

State Street Bank and Trust Company, 61 Broadway, New York, New York 10006 will act as the paying agent.

"Over the past few years we have made progress in both the manufacturing and retail sides of our business," commented M. Farooq Kathwari, Chairman and Chief Executive Officer of Ethan Allen Interiors Inc. "Because of our strong operating results and cash flow, we believe that it makes good business sense to redeem the 8 3/4% Senior Notes at this point in time."

Ethan Allen Interiors Inc., a leading manufacturer and retailer of quality home furnishings, sells a full range of furniture products and decorative accents through an exclusive retail network of 306 retail stores, 65 of which are Company-owned. Retail stores are located in the United States, Canada and Mexico with 20 located abroad. Ethan Allen has 21 manufacturing facilities and 3 sawmills throughout the United States. Ethan Allen can be found on the internet at http://www.ethanallen.com.

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